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                                                     Exhibit 5(a)

[LOGO]                                        P.B.P. Bevan
                                              Group General Counsel
                                              BP Amoco Legal

                                              BP Amoco p.l.c.
                                              Britannic House
                                              1 Finsbury Circus
                                              London EC2M 7BA

                                              Switchboard: 0171-496 4000
                                              Central Fax: 0171-496 4630
                                              Telex: 888811

The Directors                                 Direct Line: 0171-496 4013
BP Amoco p.l.c.                               Direct Fax: 0171-496 4592
Britannic House                               Reference:
1 Finsbury Circus
London EC2M 7BA
                                               May 26, 1999
Dear Sirs:

RE:  Registration Statement on Form S-8 (the "Registration
Statement")

1. This Opinion is given in connection with the registration under the United States Securities Act of 1933, as amended (the "Act") of 50 million Ordinary Shares of $.50 each ("Ordinary Shares") of BP Amoco p.l.c., an English public limited company (the "Company") to be issued in connection with The BP Amoco Share Option Plan, The BP America Capital Accumulation Plan, The DirectSave Plan, The BP America Partnership Savings Plan, and The BP America Savings and Investment Plan (collectively, the "Plans").

2. This Opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and be construed in accordance with English law.

3. I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of law as I have deemed necessary or appropriate for the purpose of this Opinion.

4. In rendering this Opinion I have assumed that a meeting of the board of directors or a duly authorized and constituted committee of the board of directors of the Company will be duly convened and shall duly resolve to allot and issue the Ordinary Shares and such resolution(s) shall not be subsequently amended or revoked prior to the allotment and issuance of such Ordinary Shares.

5. On the basis of, and subject to, the foregoing and having regard to such consideration of English law in force at the date of this letter as I consider relevant, I am of the opinion that (i) the Company has been duly organized and is an existing corporation in good standing under the laws of England, and (ii) any Ordinary Shares to be issued by the Company pursuant to and in accordance with the Plans will, when so issued, be legally and validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).

I consent to the filing of this Opinion as an exhibit to the Registration Statement on Form S-8 relating to such Ordinary Shares. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under
Section 7 of the Act.

Yours faithfully,

/s/ Peter B. P. Bevan

P. B. P. BEVAN
Group General Counsel